EXHIBIT 10.24

1st AMENDMENT

to the LICENCE AGREEMENT of May 1, 2003

by and between FUJISAWA Deutschland GmbH, a corporation organized and existing pursuant to the laws of Germany and having its registered office at Berg-am-Laim-Strasse 129, 81673 München, Germany (hereinafter referred to as “F-DE”) and SALMEDIX, Inc., a corporation organized and existing pursuant to the laws of Delaware, having its principal office at 9380 Judicial Drive, San Diego, CA 92121, United States of America (hereinafter referred to as “SALMEDIX”).

F-DE and SALMEDIX mutually agree to amend the LICENCE AGREEMENT of May 1, 2003 between the parties hereto as follows:

1. AMENDMENT OF ARTICLE 2

Paragraph 1 of Article 2 shall be replaced as follows:

1) F-DE grants to SALMEDIX an exclusive right and license under its Scientific Information and Data (hereinafter defined) to develop, market, sell, import, distribute and promote the Product for all clinical indications under a SALMEDIX trademark in the Territory and to manufacture and have manufactured the Product, the Compound and any and all drug intermediates of the same (whether within or without the Territory, but solely for the marketing, sale, distribution and promotion within the Territory).

2. OTHER

Except as specifically provided in this Amendment, the LICENCE AGREEMENT of May 1, 2003 shall remain unchanged an continue in full force and effect as it is.

Munich, July 21, 2003 FUJISAWA DEUTSCHLAND GmbH	San Diego, SALMEDIX, INCORPORATED

/s/ W. Tinhof	/s/ David S. Kabakoff
Dr. W. Tinhof, President	David S. Kabakoff, Chairman and CEO

/s/ W. Schoch
W. Schoch, Executive Vice President